EXHIBIT 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

among

PROTEA BIOSCIENCES GROUP, INC.

vivoPHARM PTY LTD.

DR. RALF BRANDT

and

THE BRANDT FAMILY TRUST

SOUTH AUSTRALIAN LIFE SCIENCE ADVANCEMENT PARTNERSHIP, LP

TERRA ROSSA CAPITAL PTY LTD

ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY trading as “RMIT UNIVERSITY”

Dated as of March 31, 2015

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4.23.	Employees	30
4.24.	Employee Benefits	30
4.25.	Environmental Matters	32
4.26.	Permits	33
4.27.	Backlog	34
4.28.	No Conflict of Interest	34
4.29.	Bank Accounts	34
4.30.	Customers and Suppliers	34
4.31.	Claims Against Officers and Directors	35
4.32.	Improper and Other Payments	35
4.33.	Accuracy of Statements	35

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER
5.1.	Organization of the Buyer	35
5.2.	Authorization of Transaction	35
5.3.	Noncontravention	36
5.4.	Brokers Fees	37
5.5.	Legal Compliance	37
5.6.	Litigation	38
5.7.	Accuracy of Statements	38

ARTICLE VI	COVENANTS
6.1.	General	41
6.2.	Notices and Consents	41
6.3.	Operation of Business	41
6.4.	Full Access	43
6.5.	Exclusivity	43
6.6.	Efforts	44
6.7.	Maintenance of Insurance	44
6.8.	Notice and Supplemental Information	44
6.9.	Employment Agreement	44
6.10.	Public Announcements	44
6.11.	Consistent Tax Reporting	45
6.12.	Termination of Shareholder Agreements	45
6.13.	Resignation of Officers and Directors	45
6.14.	Transition	45
6.15.	Confidentiality	45
6.16.	Noncompetition	45
6.17	Post-Closing Covenants	45

ARTICLE VII	CONDITIONS TO OBLIGATION OF BUYER
7.1.	Representations and Warranties True as of Closing Date	50
7.2.	Compliance with Covenants	50
7.3.	Consents	50
7.4.	Actions or Proceedings	50
7.5.	Certificate	50
7.6.	Financial Condition at Closing	50

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7.7.	Resignations	51
7.8.	Due Diligence Investigation	51
7.9.	Financing Contingency	51
7.10.	Employment Agreements	52
7.11.	Termination of Certain Agreements	52
7.12.	Insurance	52
7.13.	Contracts	52
7.14.	No Material Adverse Effect	52
7.15.	Documents	52

ARTICLE VIIICONDITIONS TO OBLIGATION OF THE SELLERS
8.1.	Representations and Warranties True as of Closing	53
8.2.	Compliance with Covenants	53
8.3.	Actions or Proceedings	53
8.4.	Certificate	53
8.5.	Opinion of Counsel	53
8.6.	Documents	53

ARTICLE IX	SURVIVAL AND REMEDY; INDEMNIFICATION
9.1.	Survival of Representations and Warranties	53
9.2.	Indemnification by the Management Selling Shareholders	54
9.3.	Indemnification by the Buyer	55
9.4.	Third-Party Claims	55
9.5.	Other Indemnification Provisions	56
9.6.	Holdback	57

ARTICLE X	TERMINATION
10.1.	Termination of Agreement	57
10.2.	Effect of Termination	58

ARTICLE XI	MISCELLANEOUS
11.1.	Expenses	59
11.2.	Press Releases and Public Announcements	59
11.3.	No Third-Party Beneficiaries	59
11.4.	Entire Agreement	59
11.5.	Succession and Assignment	59
11.6.	Counterparts	59
11.7.	Headings	59
11.8.	Notices	59
11.9.	Governing Law	60
11.10.	Amendments and Waivers	61
11.11.	Severability	61
11.12.	Construction	61
11.13.	Incorporation of Exhibits, Annexes, and Schedules	61
11.14.	Specific Performance	61
11.15.	Submission to Jurisdiction	61

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Exhibits

Exhibit A - Form of Certificate of Designations of Series A Preferred Stock

Exhibit B-1- Form of Dr. Ralf Brandt’s Employment Agreement

Exhibit B-2 - Form of Sabine Brandt’s Employment Agreement

Exhibit C - Form of Escrow Agreement

Exhibit D - Form of Option Holder Letter

Exhibit E - Form of Indemnification Agreement

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Schedules

Schedule 2.2	Distribution of Fixed Consideration
Schedule 3.2	Noncontravention
Schedule 3.3	Subject Shares
Schedule 4.2	Selling Shareholders
Schedule 4.3	Noncontravention
Schedule 4.4	Brokers
Schedule 4.5	Title to Assets
Schedule 4.7(a)	Financial Statements
Schedule 4.7(b)	Projections
Schedule 4.8(b)	Contracts
Schedule 4.8(c)	Changes to Contracts
Schedule 4.8(e)	Capital Expenditures
Schedule 4.8(g)	Indebtedness
Schedule 4.8(l)	Changes in Capital Stock
Schedule 4.8(q)	Changes in Employment Terms
Schedule 4.8(r)	Changes in Benefit Plans
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Legal Compliance
Schedule 4.11	Tax Returns
Schedule 4.12(a)	Owned Property
Schedule 4.12(b)	Leased Property
Schedule 4.13(a)	Ownership of Intellectual Property
Schedule 4.13(b)	Intellectual Property Infringement
Schedule 4.13(c)	Company Intellectual Property
Schedule 4.13(d)	Third Party Intellectual Property
Schedule 4.16	Contracts
Schedule 4.19	Insurance
Schedule 4.20	Litigation
Schedule 4.21	Warranties
Schedule 4.23	Employees
Schedule 4.24	Employee Benefits
Schedule 4.25(c)	Environmental Liabilities
Schedule 4.25(d)	Hazardous Substances
Schedule 4.26	Permits
Schedule 4.27	Backlog
Schedule 4.29	Bank Accounts
Schedule 4.30	Customers and Suppliers
Schedule 4.31	Claims Against Officers and Directors
Schedule 5.7	Litigation
Schedule 6.3	Operation of Business

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”), dated as of March 31, 2015, is made and entered into by and among Protea Biosciences Group, Inc., a Delaware corporation (the “Buyer” or “Protea”), Dr. Ralf Brandt (“Brandt”), The Brandt Family Trust, a trust organized under the laws of Australia, Mrs. Sabine Brandt, trustee (the “Trust”), South Australian Life Science Advancement Partnership, LP, ABN 39 229 293 655 a limited partnership organized under the laws of Australia (“SALSA”), Terra Rossa Capital Pty Ltd ACN 114 576 742 in its capacity as manager of the South Australian Life Science Advancement Partnership, LP (“Terra Rossa”) Royal Melbourne Institute of Technology trading as “RMIT University” established under the laws of Victoria, Australia ( (“RMIT”) and vivoPharm Pty Ltd. ACN 106 101 615, a corporation organized under the laws of Australia (the “Company”). The Trust, SALSA and RMIT are hereinafter sometimes individually referred to as a “Selling Shareholder” and collectively as the “Selling Shareholders.”

WHEREAS, the Trust, SALSA and RMIT are the owners of 100% of the Company Capital Shares and own 95.29% of the Fully-Diluted Company Capital Shares; and

WHEREAS, prior to the Closing Date, the Option Holders intend to exercise their Company Options for 4.71% of the Fully-Diluted Company Capital Shares, and receive on the Closing Date from the Buyer their pro-rata portion of the Fixed Consideration and a pro-rata proportion of any Contingent Consideration, when issued; and

WHEREAS, the Buyer wishes to purchase the Subject Shares from the Selling Shareholders and the Selling Shareholders desire to sell to the Buyer all of the Subject Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, unless otherwise specifically indicated, all dollar references when used herein shall mean United States Dollars, and specifically with respect to payments of the Cash Consideration, the Fixed Consideration, the Contingent Consideration and the calculation of VWAP (as those terms are defined below) shall mean and be expressed in United States Dollars. The following terms shall have the following meanings for the purposes of this Agreement.

“AASB” means accounting principles established by the Australian Accounting Standards Board, as in effect from time to time.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

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“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” means this Stock Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“AUD” or “$AU” means Australian dollars.

“Authority” means any governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any regulation.

“Backlog” has the meaning set forth in Section 4.27 below.

“Brandt” has the meaning set forth in the preface above.

“Break-up Fee” shall mean the amount that may be payable by the Buyer to the Company as contemplated by Section 2.2(c) and Section 7.9(b) of this Agreement.

“Businesses” shall mean the collective reference to the Buyer Business and the Company Business.

“Buyer” has the meaning set forth in the captions and recitals above.

“Buyer Business: shall mean the provision of molecular information though the Buyer’s proprietary platform technology comprised of hardware and software enabling the collection and mapping of images for applications in the pharmaceutical, diagnostic, agricultural and life science industries to enable the rapid generation of very large molecular image datasets, known as ‘big data”, used to improve pharmaceutical development and life science research outcomes, and to extend and add value to other technologies used in research and development, such as 3D tissue models, biomarker discovery, synthetic biologicals and mass spectrometry.

“Buyer Common Stock” means the 250,000,000 shares of common stock, $0.0001 par value per share, of the Buyer authorized for issuance pursuant to its certificate of incorporation, as amended to date.

“Buyer Counsel” shall mean the legal firm of CRK Law, LLP, 1330 Avenue of the Americas, 35th Floor, New York, New York 10019, USA, who is acting as legal counsel to the Buyer in connection with this Agreement and the transactions contemplated hereby.

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“Cash Consideration” means the sum of (a) Five Million Four Hundred Fifty Two Thousand, Four Hundred and Sixty Three ($5,452,463) Dollars, plus (b) the USD equivalent of the Company Option Payment (AUD).

“Certificate of Designations” shall mean the certificate of designations of rights and privileges of the Protea Series A Preferred Stock to be filed with the Secretary of State of the State of Delaware on the Closing Date, and in the form of Exhibit A annexed hereto and made a part hereof.

“Closing” has the meaning set forth in Section 2.5 below.

“Closing Date” has the meaning set forth in Section 2.5 below.

“Closing Payment” means the Fixed Consideration, less the Holdback Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Equivalents” shall mean, with respect to the Buyer or the Company, as applicable all shares of Buyer Common Stock or Company Ordinary Shares issuable upon conversion of any convertible notes or convertible preferred stock or preference shares, or upon exercise of any warrants or options to purchase Buyer Common Stock or Company Ordinary Shares.

“Company” has the meaning set forth in the captions and recitals above.

“Company Business” means the offering of integrated research and preclinical services in different disease areas (with focus on cancer) to the biotechnology and pharmaceutical industries, including providing advice and optimized study design to clients and conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug Applications (IND) filing.

“Company Capital Shares” means, the collective reference to (a) the 3,037,500 Company Ordinary Shares owned of record and beneficially by (i) the Trust as to 2,250,000 Company Ordinary Shares, and (ii) RMIT as to 787,500 Company Ordinary Shares; and (b) the 900,000 Company Series A Preference Shares owned of record and beneficially by SALSA.

“Company Counsel” shall mean the legal firm of DW Fox Tucker, 14th Floor, 100 King William Street, Adelaide, 5000 South Australia, who is acting as legal counsel to the Company and the Selling Shareholders in connection with this Agreement and the transactions contemplated hereby.

“Company Indemnifying Parties” has the meaning set forth in Section 9.2 below.

“Company Options” shall mean the options issued to the Option Holders entitling such Persons to purchase an aggregate of 194,626 Ordinary Shares of the Company at a price of (AUD) $1.00 per share.

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“Company Option Payment” shall mean AUD194,526, or such other cash amount to be paid to the Company by the Option Holders on or before the Closing Date as their subscription for Company Ordinary Shares upon exercise of the Company Options.

“Company Ordinary Shares” shall mean the 3,037,500 ordinary shares of the Company issued under its constitution and currently outstanding.

“Company Series A Preference Shares” shall mean the 900,000 Series A preference shares, having a Liquidation Amount of $AUD2,179,044, that are owned of record and beneficially by SALSA.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

“Consideration” shall mean the sum of the Fixed Consideration and the Contingent Consideration.

“Contingent Consideration” shall mean an amount equal to a maximum of seven and one-half (7.5%) percent of the Stock Consideration that may be payable by the Buyer in accordance with Section 2.4 of this Agreement in additional shares of Series A Preferred Stock.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Conversion Date” shall mean the date or dates on which any shares of Protea Series A Preferred Stock shall be converted into Conversion Shares.

“Conversion Price” shall mean, as applicable to the Conversion Shares, a price per share equal to the greater of (a) the same price per share at which the Buyer sells shares of its Buyer Common Stock, or the highest conversion price or exercise price per share of any Common Stock Equivalents, in either case, as issued by Buyer in connection with the Required Financing contemplated by Section 7.9 of this Agreement, or (b) forty ($0.40) cents; which Conversion Price shall be subject to appropriate and proportionate adjustment for forward stock splits, reverse stock splits or other subdivisions, recapitalizations or combinations, including the Reverse Stock Split contemplated by Section 5.3(d) of this Agreement.

“Conversion Shares” shall mean that number of shares of Buyer Common Stock issuable upon any optional or mandatory conversion of the Protea Series A Preferred Stock and as to each of the 570,053.7 shares of Protea Series A Preferred Stock, that number of shares of Buyer Common Stock determined by dividing (a) $10.00 plus accrued dividends on such share of Series A Preferred Stock as at the Conversion Date, by (b) the Conversion Price then in effect; which number of Conversion Shares shall be subject to appropriate and proportionate adjustment for forward stock splits, reverse stock splits or other subdivisions, recapitalizations or combinations, including the Reverse Stock Split contemplated by Section 5.3(d) of this Agreement.

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“Deposit” means the sum of $100,000.00 payable by way of deposit and part payment of Cash Consideration in accordance with Section 2.2.

“Directors” shall mean all of the members of the Board of Directors of the Company except for Ralf Brandt.

“Dollars” or “$” shall mean United States Dollars unless expressly indicated to be Australian Dollars, or AUD or AU$.

“Employee Benefit Plan” means as to the Company or any Subsidiary of the Company, any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan (including any multiemployer plan), or (d) employee welfare benefit plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employment Agreements” shall mean the collective reference to (a) the employment agreements between Dr. Ralf Brandt and the Company and Mrs. Sabine Brandt, dated as of the Closing Date and in the form of Exhibit B-1 annexed hereto for Dr Brandt, and in the form of Exhibit B-2 annexed hereto for Sabine Brandt, and (b) the three (3) employment agreements between the Company and certain of the other Company Employees, being (i) Dr Melanie Keller, Division Head Europe, (vivo Pharm Europe Ltd), (ii) Dr. Joanne Chua, Division Head Toxicology & Bioanalytic (RDDT) and (iii) Mr Chris Holding, Division Head Efficacy Testing, to be entered into on or before the Closing Date.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including (but not limited to) (a) as to the Company and each Company Subsidiary located in Australia, all environmental laws and statutes in Australia, and (b) as to the Company Subsidiary located in the United States, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superlien” law, and any other similar federal, state or local statutes.

“Escrow Agreement” shall have the meaning set forth in Section 2.3 hereof, and annexed hereto as Exhibit C and made a part hereof.

“Execution Date” has the meaning set forth in Section 2.5 below.

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“Financial Statements” means the following:

(a) the audited consolidated financial statements of the Company and its Subsidiaries for the 2014 and 2013 Fiscal Year and the financial statements of the Company and its Subsidiaries for the 2011 and 2012 Fiscal Years, respectively (including all notes thereto), which are included in Schedule 4.7 consisting of the consolidated balance sheet at such dates and the related consolidated statements of earnings and cash flows for the twelve month periods then ended;

(b) the unaudited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2014 and for the six months then ended (which shall include, for comparative purposes, financial statements as of December 31, 2013 and for the six months then ended), which are included in Schedule 4.7, consisting of the balance sheet at such date and the related statement of earnings for the one month period then ended.

“Fiscal Year” shall mean the fiscal year of the Company and its Subsidiaries ended June 30th.

“Fixed Consideration” shall mean the aggregate sum (a) the Cash Consideration, and (b) the Stock Consideration.

“Fully-Diluted Company Capital Shares” shall mean 4,132,126 Company Capital Shares representing the sum of (a) the 3,937,500 Company Capital Shares owned by the Trust, SALSA and RMIT as at the Closing Date, and (b) the 194,626 Company Ordinary Shares issued on the Closing Date to the Option Holders upon exercise of their Company Options.

“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Laws) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Laws.

“Holdback Amount” has the meaning set forth in Section 2.3 below.

“Holdback Release Date” has the meaning set forth in Section 2.3 below.

“Indemnification Agreement” shall be the agreement referred to in Section 6.20 and shall be in the form of Exhibit E annexed hereto and made a part hereof.

“Indemnified Party” has the meaning set forth in Section 9.4 below.

“Indemnifying Party” has the meaning set forth in Section 9.4 below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all domain names, (h) all other proprietary rights to intangible property, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

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“Knowledge” means actual knowledge after reasonable investigation.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2014.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Authority.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Liquidation Amount” means the amount payable on Closing to SALSA as the holder of the Company Series A Preference Shares in the sum of $AUD,2,179,044.

“Material Adverse Effect” shall mean any circumstances, developments or matters whose effect on the Business, properties, assets, results, operations, condition (financial and other) and prospects of the Company and its consolidated Subsidiaries, either alone or in the aggregate, is or would reasonably expected to be materially adverse.

“Option Holders” mean the collective reference to Kym Weir, Brenton Wright, Ian Nisbet, Chris Holding, Joanne Chua, Peter Tapley, Mayet Petines and Melanie Keller.

“Option Holders Letter” shall mean the letter to be executed by each of the Option Holders delivered to the Company and the Buyer on or prior to the Closing Date and in the form of Exhibit D annexed hereto and made a part hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Closing Date” has the meaning set forth in Section 2.5 below.

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“Permits” has the meaning set forth in Section 4.26 below.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Projections” means all financial projections and forward-looking statements concerning the Company and its Subsidiaries which have been furnished by the Company and Brandt to Buyer or its Affiliates or representatives and which have been attached to Schedule 4.7(b).

“Protea Series A Preferred Stock” shall mean the $5,700,540 of 4% voting, convertible and redeemable shares of preferred stock, par value $0.0001 per share, of Protea, to be issued on the Closing Date to the Selling Shareholders as the Stock Consideration and evidenced by 570,053.7 shares of Series A preferred stock, which shall, inter alia, have a $10.00 per share liquidation preference and shall contain such rights, designations and privileges as are set forth in the Certificate of Designations.

“Purchase Price” means the sum of the Fixed Consideration and the Contingent Consideration.

“Required Financing” shall have the meaning set forth in Section 7.9 of this Agreement.

“Reverse Stock Split” shall have the meaning set forth in Section 5.3(d) of this Agreement.

“Schedules” means the disclosure schedules accompanying this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“SEC” means United States Securities and Exchange Commission.

“Selling Shareholders” has the meaning set forth in the captions and recitals.

“Stock Consideration” shall mean the 570,053.7 shares of Protea Series A Preferred Stock.

“Subject Shares” means the 4,132,126 Fully-Diluted Company Capital Shares to be owned of record and beneficially by the Selling Shareholders on the Closing Date.

“Subsidiary” means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. RDDT Pty Ltd, an Australia corporation, vivoPharm Europe Ltd., a corporation organized under the laws of the Federal Republic of Germany, and vivoPharm LLC, a Delaware limited liability company, are each Subsidiaries of the Company.

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“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4 below.

“Trading Days” shall mean any day or days that shares of Buyer Common Stock shall trade on any United States Stock Exchange.

“United States Stock Exchange” shall mean any one or more of the New York Stock Exchange, Inc., the NYSE:AMEX Exchange, the NASDAQ Stock Market, the OTCQB, the OTCQX or the OTC Pink Sheet exchanges.

“VWAP” shall mean the volume weighted average price of Buyer Common Stock as traded on any United States Stock Exchange for the applicable number of Trading Days.

ARTICLE II

PURCHASE AND SALE OF SHARES

SECTION 2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Selling Shareholders, and each of the Selling Shareholders agrees to sell, or cause to be sold, to the Buyer, all of the Subject Shares for the consideration specified herein.

SECTION 2.2. Payment of Fixed Consideration. Forthwith after the signing of this Agreement by all parties, the Buyer will pay the sum of $100,000.00 by way of deposit and part payment of the Cash Consideration in accordance with Section 2.2(e) below. On the Closing Date, in consideration for sale and delivery of the Subject Shares, the Buyer shall pay to the Selling Shareholders (i) the sum of $5,352,463 and the Company Option Payment, representing the Cash Consideration and (ii) the 570,053.7 shares of Protea Series A Preferred Stock, evidencing $5,700,537 of Stock Consideration, representing a total of Eleven Million One Hundred and Fifty Three ($11,153,000) Dollars plus the Company Option Payment of Fixed Consideration, less (iii) the Holdback Amount set forth in Section 2.3 below.

(a) Payment of Cash Consideration. The Cash Consideration shall be paid to the Selling Shareholders by means of wire transfers of immediately available funds to a trust account maintained by Company Counsel in accordance with wire instructions provided by such legal counsel. Promptly following the Closing Date, such Cash Consideration shall be disbursed by Company Counsel to accounts designated by the Selling Shareholders and the Option Holders. The Liquidation Amount will be paid to SALSA from the Cash Consideration and the amount of the Cash Consideration payable to each of the Selling Shareholders and the Option Holders shall be as set forth on Schedule 2.2 annexed hereto, and for an Option Holder in accordance with the Option Holder’s Letter.

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(b) Payment of Stock Consideration. On the Closing Date, the Buyer shall cause to be delivered to the Selling Shareholders stock certificates evidencing 570,053.7 shares of Protea Series A Preferred Stock representing (i) the Stock Consideration, less (ii) the Holdback Amount set forth in Section 2.3 below. Such stock certificates shall be registered in the names of each of the Selling Shareholders and the Option Holders and shall be in such number of shares of Protea Series A Preferred Stock to be issued or issuable to each Selling Shareholder as shall be as set forth on Schedule 2.2 annexed hereto and for an Option Holder in accordance with the Option Holder’s Letter.

(c) Restricted Securities. Without limiting the obligations of the Buyer pursuant to Section 6.20, each of the Selling Shareholders acknowledge that the Stock Consideration and any Contingent Consideration have not been registered under the Securities Act and may not be sold in the absence of a registration statement declared effective by the SEC or an applicable exemption for the registration requirements of the Securities Act. Each certificate evidencing the Stock Consideration and any Contingent Consideration shall bear the following legend:

“The shares evidenced by this certificate have not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, pledged, hypothecated or assigned in the absence of an effective registration statement under the Act, or an opinion of counsel satisfactory to the Company that registration is not required under the Act.”

(d) Deposit and Break-up Fee. Forthwith on the signing of this Agreement by all parties, the Buyer will pay by means of wire transfer of immediately available funds to a trust account maintained by Company Counsel in accordance with wire instructions provided by such legal counsel the sum of $100,000.00 (“Deposit”) by way of deposit and part payment of the Cash Consideration. The Deposit will be held by Company Counsel and paid and applied as Cash Consideration on Closing. If the Break-up Fee is payable in accordance with Section 7.8 or Section 7.9 of this Agreement, Company Counsel shall pay and apply the Deposit on behalf of the Buyer in satisfaction of the Break-up Fee in accordance with Section 7.9(e).

If this Agreement is terminated by the Buyer and the Selling Shareholders pursuant to Section 10.1(a) , or by the Buyer pursuant to Section 10.1(d), or by the Buyer pursuant to Section 10.1(f), the Deposit will be repaid to the Buyer.

(e) Summary of Terms of Protea Series A Preferred Stock. As set forth in the Certificate of Designations, the Protea Series A Preferred Stock shall:

(i) have a stated or liquidation value per share of ten ($10.00) Dollars which shall be payable upon any sale or liquidation of the Buyer prior to any payments in respect of the Buyer Common Stock;

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(ii) pay an annual dividend of four (4%) percent which shall accrue annually, be payable in additional shares of Protea Series A Preferred Stock, and be added to the face or stated amount of such shares of Protea Series A Preferred Stock;

(iii) be convertible at any time, at the option of the holder, into shares of Buyer Common Stock at the Conversion Price then in effect;

(iv) be subject to automatic conversion into Buyer Common Stock in the event that either (A) the average of the VWAP of shares of Buyer Common Stock, as traded on any United States Stock Exchange for any twenty (20) consecutive Trading Days shall equal or exceed one hundred and fifty (150%) percent of the Conversion Price then in effect; or (B) Protea shall consummate an underwritten public offering of not less than $15,000,000 of its shares of Buyer Common Stock.

(v) vote, together with the Buyer Common Stock, on an “as converted basis” with respect to all matters submitted to the vote of holders of Buyer Common Stock; and

(vi) be subject to redemption and repurchase at the sole option of the Buyer, upon thirty days prior written notice to the holders, for a cash amount, payable in United States Dollars, equal to the $10.00 per share stated value of the Protea Series A Preferred Stock ($5,700,537) plus accrued dividends thereon.

The foregoing provisions of this Section 2.2(f) is merely a summary of the principal terms and conditions of the Protea Series A Preferred Stock and is qualified in all respects by the terms, conditions and provisions of the Certificate of Designations annexed hereto as Exhibit A and made a part

SECTION 2.3. Holdback Amount.

(a) The Buyer will withhold a 28,502 shares of Protea Series A Preferred Stock representing five (5.0%) percent of the Stock Consideration (the “Holdback Amount”) from the Selling Shareholders until the expiration of twelve (12) months from the Closing Date (the “Holdback Release Date”). The Holdback Amount shall be delivered to and deposited in escrow with Buyer’s Counsel under an escrow agreement among the Selling Parties, the Buyer and Buyer’s Counsel in the form of Exhibit C annexed hereto (the “Escrow Agreement”) and shall serve as a source for any indemnification claims pursuant to Article IX. On the Holdback Release Date, if there are no pending claims for indemnification by the Buyer, the Buyer shall cause the entire Holdback Amount to be distributed to the Selling Shareholders.

(b) In the event that, on or before the Holdback Release Date, the Buyer shall seek indemnification by reason of any of the matters that the “Buyer Indemnified Parties” shall be entitle to be indemnified against pursuant to Article IX of this Agreement, if there shall be a dispute as to whether Buyer is so entitled to payment from the Holdback Amount or the amount of any such payment, the parties hereto agree to submit the dispute to final and binding commercial arbitration before the International Chamber of Commerce Australia, at a venue in Melbourne, Victoria, or such other venue as may be determined by the ICC; it being understood and agreed that the decision of the arbitrator(s) shall be final and binding on the parties and may be enforced in any court of competent jurisdiction in Australia (Victoria), Delaware or West Virginia.

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SECTION 2.4. Payment of Contingent Consideration. On a date which shall be not later than March 31, 2016 (the “Contingent Consideration Payment Date”), in the event that the consolidated revenues of the Company and its Subsidiaries for the trailing twelve consecutive months ended December 31, 2015 (the “2015 Revenues”) shall exceed by 110% or more the consolidated revenues of the Company and its Subsidiaries for the trailing twelve consecutive months ended December 31, 2014 (the “2014 Revenues”), the Buyer shall issue to the Selling Shareholders and the Option Holders who hold any of the Stock Consideration at the time of the Contingent Consideration Payment Date (including any of the Stock Consideration that is purchased or acquired by a Selling Shareholder or Option Holder from another Selling Shareholder or Option Holder), based on the proportional ownership of the Stock Consideration at that time, the Contingent Consideration in accordance with the following formula:

Percentage by which 2015 Revenues	Amount of Contingent Consideration
Exceed 2014 Revenues

110.0% to 120%	2.5% of the Stock Consideration
120.1% to 150%	5.0% of the Stock Consideration
in excess of 150%	7.5% of the Stock Consideration;

provided, that in the event that 2015 Revenues shall be a percentage in excess of 110.1% but less than 120% or in excess of 120.1% but less than 150%, the percentage of the Stock Consideration and the amount of Contingent Consideration shall be appropriately and equitably pro-rated.

On the Contingent Consideration Payment Date the Buyer shall cause to be delivered to the Selling Shareholders and the Option Holders stock certificates evidencing shares of the Buyer Common Stock representing the Contingent Consideration.

SECTION 2.5 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law, LLP, 1330 Avenue of the Americas, 35th Floor, New York, New York 10019, commencing at 10:00 a.m. local time on a date (the “Closing Date”) which shall be the earlier to occur of (i) a date which shall be not more than ninety (90) days following the date of execution of this Agreement by all parties hereto (the “Execution Date”), or (ii) five business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the Selling Shareholders and the Buyer may mutually determine; provided, that, if agreed by the Selling Shareholders and the Buyer, the Closing Date can be extended to as late as July 31, 2015 (the “Outside Closing Date”). It is the intent of the parties that Buyer shall assume control of the Company and its Subsidiaries immediately after the close of business on the Closing Date.

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SECTION 2.6. Closing Deliveries by Selling Shareholders. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.2 hereof, the Selling Shareholders shall, on the Closing Date, deliver the following:

(a) Selling Shareholders shall cause to be delivered to Buyer the Option Holders Letter, for each Option Holder, signed by each Option Holder;

(b) Selling Shareholders shall cause to be delivered to Buyer certificates evidencing the Subject Shares, free and clear of any and all Liens, with duly executed instruments of transfer to the Buyer of the Subject Shares in accordance with the constitution of the Company;

(c) Selling Shareholders shall have delivered to Buyer all consents, approvals, releases and waivers from governmental Authorities and other third parties required or necessary as a result of the transactions contemplated hereby, reasonably satisfactory in form and substance to Buyer and its counsel;

(d) Selling Shareholders shall have delivered all other documents required to be delivered pursuant to Article VII hereof not specifically mentioned above in this Section;

(e) Ralf Brandt and Sabine Brandt shall have delivered a duly executed Employment Agreement;

(f) Selling Shareholders shall have executed and delivered a counterpart of the Indemnification Agreement;

(g) Selling Shareholders and the Company shall have executed and delivered to Buyer and the Escrow Agent the Escrow Agreement; and

(h) All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer and its counsel.

SECTION 2.7. Closing Deliveries by Buyer. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.2 hereof, the Buyer shall, on the Closing Date, deliver the following:

(a) Buyer shall have tendered to the Selling Shareholders the Cash Consideration by wire transfer of immediately available funds in accordance with Section 2.2(a);

(b) Buyer shall have delivered the Stock Consideration, less the Holdback Amount in accordance with Section 2.2(b);

(c) Buyer and the Escrow Agent shall have executed and delivered to Selling Shareholders the Escrow Agreement;

(d) Buyer shall have deposited the Holdback Amount in escrow in accordance with the Escrow Agreement;

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(e) Buyer shall have tendered all other documents required to be delivered pursuant to Article VIII hereof not specifically mentioned above in this Section;

(f) Buyer shall have executed and delivered a counterpart of the Indemnification Agreement; and

(g) All instruments and documents executed and delivered to Selling Shareholders pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Selling Shareholders and their counsel.

SECTION 2.8. Employment Agreement. The Company will on or prior to Closing enter into each of the Employment Agreements; provided, that, except for Exhibits B-1 and B-2 (the employment agreements with Dr. Ralf Brandt and Sabine Brandt) if the Company or the other employees shall for any reason fail or refuse to executed such employee’s respective employment agreement, the Buyer may waive such condition and consummate the Closing of its purchase of the Subject Shares, as contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALL SELLING SHAREHOLDERS

The Selling Shareholders each severally (not jointly and severally) represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) with respect to himself or itself.

SECTION 3.1. Authorization of Transaction. Each Selling Shareholder has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Selling Shareholder, enforceable in accordance with its terms and conditions. The Selling Shareholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

SECTION 3.2. Noncontravention. Except as set forth on Schedule 3.2, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Selling Shareholder is subject or any provision of the Trust agreement applicable to the Trust or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract, lease, license, instrument, or other arrangement to which any Selling Shareholder is a party or by which he or it is bound or to which any of his or its assets is subject.

SECTION 3.3. Subject Shares. Each of the Selling Shareholders holds of record and owns beneficially all of the Subject Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. No Selling Shareholder is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Selling Shareholder to sell, transfer, or otherwise dispose of any Subject Shares (other than this Agreement). Except as set forth on Schedule 3.3, no Selling Shareholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Subject Shares. The instruments of transfer delivered by the Selling Shareholders to Buyer at the Closing will be sufficient to transfer each Selling Shareholders’ entire interest, legal and beneficial, in the Subject Shares and, after such transfer, the Buyer shall acquire all of the Subject Shares. the Selling Shareholders has full power and authority (including full corporate power and authority) to convey good and marketable title to all of the Subject Shares, and upon transfer to Buyer of the certificates representing such Subject Shares, Buyer will receive good and marketable title to such Subject Shares, free and clear of all Liens.

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SECTION 3.4 No Other Representations or Warranties. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, neither SALSA nor RMIT make any representations or warranties to the Buyer, except as expressly set forth above in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, BRANDT

AND THE TRUST

The Company, Brandt and the Trust hereby represent and warrant to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and, except as amended pursuant to Section 6.8, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Schedules hereto. Except as otherwise noted herein or in a Schedule hereto, all representations and warranties are deemed to be made as at the date of this Agreement and, unless otherwise noted in an amended or updated Schedule pursuant to Section 6.8, shall also be true and correct as of the Closing Date. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Schedule identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). An item disclosed in any Schedule shall be deemed disclosed for purposes of all Schedules, provided that reasonably particular cross references have been included.

Except as applicable to Section 4.2 below, or as otherwise specified, all references in this ARTICLE IV to “the Company” shall mean and include the Company and each of its Subsidiaries.

SECTION 4.1. Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the country of Australia (Victoria). The Subsidiaries are Persons duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of organization. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has full corporate power and authority and all licenses, Permits, and authorizations necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the articles of incorporation, constitution, by-laws, operating agreements and code of regulations of the Company and each of the Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the share registers, the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its constitution or articles of incorporation or code of regulations.

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SECTION 4.2. Capitalization; Exercise of Company Options.

(a) The entire issued capital shares of the Company consists of 3,037,500 Ordinary Shares and 900,000 Series A Preference Shares and the Company has issued the Company Options to purchase 194,626 Ordinary Shares at an exercise price of $AU1.00 per share. The holders of all Fully-Diluted Company Capital Shares are set forth on Schedule 4.2 annexed hereto and made a part hereof.

(b) Immediately prior to the Closing, the Company will procure each of the Option Holders to exercise their respective Company Options for the $AU1.00 per share exercise price; it being understood and agreed, that such exercise price shall be paid by each of the Option Holders by paying to the Company the aggregate sum of $AU194,626 out of the Cash Consideration payable to the Option Holders on the Closing Date, all as set forth on Schedule 4.2 annexed hereto.

(c) All of the issued and outstanding Subject Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are and at the Closing will be held of record by the Selling Shareholders. Except as set forth on Schedule 4.2, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Subject Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Subject Shares. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Subject Shares.

(d) The instruments of transfer delivered by the Selling Shareholders to Buyer at the Closing will be sufficient to transfer each Selling Shareholders’ entire interest, legal and beneficial, in the Subject Shares and, after such transfer, the Buyer shall acquire all of the Subject Shares. The Selling Shareholders have full power and authority (including full corporate power and authority) to convey good and marketable title to all of the Subject Shares, and upon transfer to Buyer of the certificates representing such Subject Shares, Buyer will receive good and marketable title to such Subject Shares, free and clear of all Liens.

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SECTION 4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, articles of association, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles of incorporation or code of regulations of the Company or (ii) except as set forth on Schedule 4.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

SECTION 4.4. Brokers’ Fees. Except as set forth on Schedule 4.4, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

SECTION 4.5. Title to Assets. Except as set forth on Schedule 4.5, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

SECTION 4.6. Subsidiaries. Except as set forth below, the Company has no direct or indirect Subsidiaries, either wholly or partially owned, and the Company does not hold any direct or indirect economic, voting or management interest in any Person or own any securities issued by any Person. Each of (a) RDDT Pty Ltd, an Australia corporation, located at Level 3, Suite 29, 240 Plenty Road, Bundoora VIC 3085, Australia; (b) vivoPharm Europe Ltd., a corporation organized under the laws of the Republic of Germany, located at Grillparzerstrasse 25, Munich 81675, Germany; and (c) vivoPharm LLC, a Delaware limited liability company, located at 1214 Research Road, Suite 1050, Hummelstown, PA 17036, USA, are wholly-owned Subsidiaries of the Company.

SECTION 4.7. Financial Statements; Projections.

(a) The Financial Statements of the Company are set forth on Schedule 4.7(a). The Financial Statements have been and will be prepared in accordance with AASB consistently applied and present fairly the financial position, assets and Liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations of the Company for the periods covered thereby. The Financial Statements and the books and records of the Company and do not reflect any transactions which are not bona fide transactions.

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(b) The Projections of the Company are set forth on Schedule 4.7(b). All of the Projections are based upon assumptions made in good faith and considered reasonable by the Company in light of historical financial information concerning the Company and its industry. The Projections represent Brandt’s and the Company’s best estimate of the results of operations and cash flows for the periods covered thereby and the financial position as of the dates set forth therein of the Company. The Company’s failure to meet the Projections, other than as the result of assumptions made negligently or in bad faith, shall not be deemed to be a breach of this Agreement.

SECTION 4.8. Events Subsequent to Latest Balance Sheet. Since the date of the Latest Balance Sheet, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of the Company, or in any item set forth on any of the Schedules attached hereto, which would have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) except as set forth on Schedule 4.8(b), the Company has not entered into any Contract, lease, or license (or series of related Contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(c) except as set forth on Schedule 4.8(c), no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, Contract, lease or license (or series of related Contracts, leases and licenses) to which the Company is a party or by which it is bound outside the Ordinary Course of Business;

(d) the Company has not imposed any Lien upon any of its assets, tangible or intangible;

(e) except as set forth on Schedule 4.8(e), the Company has not made any capital expenditure (or series of related capital expenditures) in an amount in excess of $25,000 either individually or in the aggregate outside of the Ordinary Course of Business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) except as set forth on Schedule 4.8(g), the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 either individually or in the aggregate outside of the Ordinary Course of Business;

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(h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the articles of incorporation or code of regulations of the Company;

(l) except as set forth on Schedule 4.8(l), the Company has not issued, sold, or otherwise disposed any of its shares, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its shares;

(m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates;

(p) the Company has not entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(q) except for hourly employees and except as set forth on Schedule 4.8(q), the Company has not granted any increase in the base compensation of any of its directors, officers, and employees or made any other change in employment terms for any of its directors, officers, and employees, in each case, with respect to those directors, officers and employees, whose annual compensation, including any bonuses, equals or exceeds $50,000;

(r) except as set forth on Schedule 4.8(r), the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(t) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

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(u) the Company has not committed to any of the foregoing.

SECTION 4.9. Undisclosed Liabilities. Except as set forth on Schedule 4.9, the Company has no Liability (and to the Knowledge of the Company and the directors of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any charge, complaint, actions, suit, claim, proceeding or demand).

SECTION 4.10. Legal Compliance. Except as set forth on Schedule 4.10, the Company and its Affiliates have complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and, to the Knowledge of the Company and the directors and officers of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

SECTION 4.11. Tax Matters.

(a) The Company has duly and timely filed all Tax Returns that it has been required to file for all periods through and including the Closing Date. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has maintained adequate provision for, and adequate funds to pay, all unpaid Liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person. The Company has not incurred any Tax Liabilities other than in the Ordinary Course of Business for any taxable year for which the applicable statute of limitations has not expired. No claim has ever been made by an Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) None of the Tax Returns that include the operations of the Company has ever been audited or investigated by any taxing Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing Authority with respect to the taxable years covered in such Tax Returns. No issues have been raised in any examination by any taxing Authority with respect to the businesses and operations of the Company which, by application of similar principals, reasonably could be expected to result in a proposed adjustment to the Liability for Taxes for any other period not so examined. Neither the Selling Shareholders nor the directors and officers (and employees responsible for Tax matters) of the Company have received, or expect to receive, from any taxing Authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company.

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(c) Schedule 4.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods for which the applicable statute of limitations has not expired, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for taxable periods for which the applicable statute of limitations has not expired. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid, including without limitation, sales and use taxes, and all Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) The Company has not filed a consent to the application of Section 341(f) of the Code.

(f) The Company will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Tax Law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

(g) The Company has disclosed on its income Tax Returns all positions taken therein that could give rise to an accuracy-related penalty under Section 6662 of the Code (or any corresponding provision of Tax Law).

(h) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Section 280G of the Code or any payments that will not be deductible under Section 162(m) of the Code.

(i) The Company is not a party to any Tax allocation or sharing agreement. The Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.

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(j) None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner for federal income Tax purposes.

(k) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Code and the regulations thereunder in all material respects.

(l) The Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

SECTION 4.12. Real Property.

(a) Schedule 4.12(a) lists and describes briefly all real property that the Company owns (the “Owned Property”). With respect to each such parcel of Owned Property:

(i) except as set forth on Schedule 3.10(a), the Company has good and marketable title to the parcel of Owned Property, free and clear of all Liens, Permitted Liens which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

(ii) except as set forth on Schedule 3.10(a), there are no pending or, to the Knowledge of the Company threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

(iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning Laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(iv) all facilities have received all approvals of Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations;

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(v) there are no leases, subleases, licenses, concessions, or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Property;

(vi) there are no outstanding options or rights of first refusal to purchase the parcel of Owned Property, or any portion thereof or interest therein;

(vii) there are no parties (other than the Company) in possession of the parcel of Owned Property;

(viii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

(ix) except as set forth on Schedule 3.10(a), each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

(b) Schedule 4.12(b) lists and describes briefly all real property leased or subleased to the Company (the “Leased Property”). The Selling Shareholders have delivered to the Buyer correct and complete copies of the leases and subleases and other agreements for occupancy, including all amendments, extensions and other modifications thereto (“Leases”) with respect to each Leased Property, as listed in Schedule 4.12(b) (as amended to date). With respect to each Lease listed in Schedule 4.12(b):

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

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(vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii) all facilities leased or subleased thereunder have received all approvals of governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations;

(ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of all Liens, easements, covenants, or other restrictions, except for installments of special easements of real estate Taxes not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

SECTION 4.13. Intellectual Property.

(a) Except as set forth on Schedule 4.13(a), the Company owns or has the right to use pursuant to license, sublicense, Contract, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as proposed to be conducted as set forth in the Projections. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) Except as set forth on Schedule 4.13(b), the Company has not to the Knowledge of the Company and its directors interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor the directors of the Company have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company and the directors of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c) Schedule 4.13(c) identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, Contract or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, Contracts and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.13(c) also identifies each trade name or unregistered trademark used by the Company in connection with its Business. With respect to each item of Intellectual Property required to be identified in Schedule 4.13(c):

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(i) the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 4.13(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, Contract or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, Contracts and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.13(d):

(i) the license, sublicense, Contract or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, Contract or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, Contract or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, Contract or permission has repudiated any provision thereof;

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(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company and the directors of the Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Company and the directors of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted and as presently proposed to be conducted.

(f) Neither the Selling Shareholders nor the directors of the Company have any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

SECTION 4.14. Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its Business as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and, to the Knowledge of the Company and the directors of the Company, free from defects (patent and latent). The assets of the Company at the Closing will be sufficient to permit the Buyer to operate the Business as currently conducted.

SECTION 4.15. Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

SECTION 4.16. Contracts. Schedule 4.16 lists the following Contracts and other agreements to which the Company is a party:

(a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

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(b) any Contract (or group of related contracts) between the Company and any Major Customer or Major Supplier;

(c) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $25,000 in the aggregate;

(d) any Contract concerning a partnership or joint venture;

(e) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person;

(f) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(g) any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(h) any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Company;

(i) any form of Contract concerning confidentiality or noncompetition or otherwise prohibiting the Company from freely engaging in any business;

(j) any Contract with any Selling Shareholder or any Affiliate thereof, other than the Shareholders Agreement referred to in Section 6.14;

(k) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(l) any license, royalty or other Contract relating to Intellectual Property;

(m) any Contract involving a governmental body;

(n) any collective bargaining agreement;

(o) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

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(p) any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest or any acquisition or disposition of any Subsidiary, division, line of business, or real property;

(q) any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(r) any Contract under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company;

(s) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000;

(t) any commitment to do any of the foregoing described in clauses (a) through (s).

The Company has delivered to the Buyer a correct and complete copy (or form of Contract for certain Contracts so identified on Schedule 4.16) of each written Contract listed in Schedule 4.16 (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.16. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract.

SECTION 4.17. Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practices of the Company.

SECTION 4.18. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

SECTION 4.19. Insurance. Schedule 4.19 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

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(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered by insurance in scope and amount customary and reasonable for the Business in which it has engaged. Schedule 4.19 describes any self-insurance arrangements affecting the Company. Schedule 4.19 sets forth known claims, if any, made against the Company that are covered by insurance. Such claims have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies. Except as set forth on Schedule 4.19, no claims have been denied coverage during the last five years.

SECTION 4.20. Litigation. Schedule 4.20 sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of the Company and the directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.20 would reasonably be expected to result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Neither the Company nor the directors of the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company. Neither the Selling Shareholders nor the Company have any Liability with respect to any claims or threatened claims by third parties relating to any sale or proposed sale of the Company (whether structured as a sale of stock, a sale of assets, a merger or otherwise) or any division of the Company, including any claims or threatened claims by the Crystal Corridor Group. Neither the Selling Shareholders nor the Company is a party to any litigation relating to such claims and, to the Knowledge of the Company and the directors of the Company, no such litigation is threatened.

SECTION 4.21. Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to a $250,000 pro forma reserve for product warranty claims. Any setoffs against the pro forma reserve shall be calculated on the basis of the net cost to the Company to repair or replace the defective product. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.21 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

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SECTION 4.22. Product Liability. The Company has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

SECTION 4.23. Employees. Schedule 4.23 contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made for the current and preceding fiscal years for all directors, officers and employees of the Company whose annual compensation, including any bonuses, equals or exceeds $50,000. To the Knowledge of the Company and the directors of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. Neither the Company nor the directors of the Company have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not engaged in any plant closing or employee layoff activities that would violate or require notification pursuant to, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign plant closing or mass layoff statute, rule or regulation.

SECTION 4.24. Employee Benefits.

(a) General. Except as set forth on Schedule 4.24, the Company is not a party to, participates in or has any Liability or contingent Liability with respect to:

(i) any Employee Benefit Plan; or

(ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an Employee Benefit Plan.

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(b) Plan Documents and Reports. A true and correct copy of each of the plans, arrangements, and agreements listed on Schedule 4.24 (referred to hereinafter as “Employee Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Buyer. In the case of any Employee Benefit Plan which is not in written form, the Buyer has been supplied with an accurate description of such Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan has been supplied to the Buyer, and there have been no material changes in the financial condition in the respective plans other than market gains or losses to date from that stated in the annual reports and actuarial reports supplied.

(c) Compliance with Employee Benefit Laws; Liabilities. As to all Employee Benefit Plans:

(i) All Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental Authority questioning or challenging such compliance.

(ii) None of the assets of any Employee Benefit Plan is invested in employer securities or employer real property.

(iii) There have been no “prohibited transactions” (as described in any applicable Law with respect to any Employee Benefit Plan and the Company has not engaged in any prohibited transaction.

(iii) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company and the directors and officers (and employees with responsibility for employee benefit matters) of the Company, threatened involving any Employee Benefit Plan or the assets thereof and, to the Knowledge of the Company and the directors and officers (and employees with responsibility for employee benefit matters) of the Company, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

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(iv) The Company has no Liability or contingent Liability for providing, under any Employee Benefit Plan or otherwise, employment benefits or any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under applicable Law.

(v) Actuarially adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company and such obligations include a pro rata amount of the contributions and premiums which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date.

(vi) There has been no act or omission by the Company that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate (in compliance with and subject to applicable Laws) any Employee Benefit Plan.

SECTION 4.25. Environmental Matters.

(a) Each of the Company and Subsidiaries:

(i) has complied and is in compliance with all Environmental Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to the Knowledge of the Company and the directors and officers (and employees with responsibility for environmental matters), commenced against any of them alleging any such failure to comply);

(ii) has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to Environmental Laws; and

(iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

(b) Neither the Company nor its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

(c) Except as set forth on Schedule 4.25(c), the Company has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and the Company and its Affiliates have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any Liability, for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.

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(d) Schedule 4.25(d) sets forth all properties and equipment used in the business of the Company and its Affiliates that contain, or have contained, asbestos, PCB’s, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans and other Hazardous Substances.

(e) None of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(f) Neither the Company nor its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to Environmental Laws.

(g) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(h) Neither the Company nor any of its Affiliates has, either expressly or by operation of Law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(i) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its Affiliates will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, including without limitation any relating to onsite or offsite releases or threatened releases of Hazardous Substances or wastes, personal injury, property damage or natural resources damage.

SECTION 4.26. Permits. Schedule 4.26 is a true and accurate list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (collectively, “Permits”) held by the Company. Except for the Permits listed on Schedule 4.26, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business of the Company as presently conducted.

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SECTION 4.27. Backlog. Schedule 4.27 sets forth a true, complete and correct list of all customer orders of the Company which constitute backlog (“Backlog”) and the dollar amount represented by each such order as of December 31, 2014. Except as set forth on Schedule 4.27, none of the Backlog orders have been canceled and, to the Knowledge of the Company and the directors and officers (and employees with responsibility for Backlog matters) of the Company, there are no threats of cancellation with respect to the Backlog orders.

SECTION 4.28. No Conflict of Interest. Neither any Selling Shareholder nor any Affiliate thereof has or claims to have any direct or indirect interest in any tangible or intangible property used in the Business of the Company except as a holder of Subject Shares. Neither any Selling Shareholder nor any Affiliate thereof has any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company, except for the ownership of less than 1% of the outstanding stock of any publicly held corporation.

SECTION 4.29. Bank Accounts. Schedule 4.29 sets forth the names and locations of each bank or other financial institution at which the Company has accounts (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

SECTION 4.30. Customers and Suppliers.

(a) Schedule 4.30 sets forth:

(i) a list of the 10 largest customers of the Company, in terms of revenue during each of the 2013 and 2014 calendar years (collectively, the “Major Customers”), showing the total revenue received in each such period from each such customer;

(ii) a list of the 10 largest suppliers of the Company in terms of purchases during the 2013 and 2014 calendar years (collectively, the “Major Suppliers”), and showing the approximate total purchases in each such period from each such supplier; and

(b) Since the date of the Latest Balance Sheet, there has not been any adverse change in the business relationship, and there has been no dispute, between the Company and any Major Customer or Major Supplier, and, to the Knowledge of the Company and the directors, there are no indications that any Major Customer or Major Supplier intends to reduce its purchases from, or sales to, the Company, other than as set forth in the Projections. Since the date of the Latest Balance Sheet, there have been no decreases in the profit margins on any Major Product and, to the Knowledge of the Company and the directors of the Company, there are no indications that the profit margins on any Major Product will decrease in the next two fiscal years, other than as set forth in the Projections.

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SECTION 4.31. Claims Against Officers and Directors. Schedule 4.31 sets forth each pending or, to the Knowledge of the Company and the directors of the Company, threatened claims against any director, officer, employee or agent of the Company or any other Person which could give rise to any claim for indemnification against the Company.

SECTION 4.32. Improper and Other Payments.

(a) Neither the Company, any director, nor to the Knowledge of the Company and the directors of the Company, any officer, employee, agent or representative of the Company, any Selling Shareholder, their respective Affiliates nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful;

(b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate.

(c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made; and

(d) the internal accounting controls of the Company are adequate to detect any of the foregoing.

SECTION 4.33. Accuracy of Statements. Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company to Buyer or any representative or Affiliate of Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Selling Shareholders that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

SECTION 5.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and legally authorized to do business in the State of West Virginia. The Buyer is not in default under or in violation of any provision of its articles of incorporation or bylaws.

SECTION 5.2. Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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SECTION 5.3. Capitalization.

(a) As at the date of this Agreement and as at the Closing Date, the total authorized capital stock of the Buyer, consists of: (a) 200,000,000 shares of Buyer Common Stock, and (b) 10,000,000 shares of Buyer Preferred Stock. A total of 91,113,944 shares of Buyer Common Stock are currently issued and outstanding, consisting of (i) 66,588,600 of Buyer Common Stock that was issued and outstanding as of December 31, 2014 and (ii) an additional 27,525,344 shares of Buyer Common Stock that was issued upon the automatic conversion into Buyer Common Stock of shares of Series A preferred stock (the “Old Series A Preferred”), all of which shares of Old Series A Preferred Stock were cancelled upon such conversion. No shares of Buyer Preferred Stock are currently issued and outstanding. In addition, the Buyer has outstanding:

•	warrants to purchase up to 53,167,193 shares of our common stock at exercise prices ranging between $0.375 and $2.25 per share, subject to adjustment in certain circumstances as provided therein;

•	options to purchase up to 7,019,750 shares of our common stock at a weighted average exercise price of $0.92 per share, subject to adjustment in certain circumstances as provided therein; and

•	an obligation to issue 10,122,067 shares of common stock related to anti-dilution protection rights to various stockholders; and

•	warrants issuable to the placement agent for our winter 2014/2015 private placement to purchase an aggregate of up to 2,718,571 shares of Common Stock at exercise price equal to $0.25 per share

(b) Immediately prior to the Closing, all issued and outstanding shares of capital stock of the Buyer (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were, in all material respects, issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth on Schedule 5.3, there are no outstanding securities of Buyer which contain any preemptive, redemption or similar provisions, nor is any holder of securities of Buyer entitled to preemptive or similar rights arising out of any agreement or understanding with Buyer by virtue of this Agreement. Except as disclosed in Buyer’s Form 10-K Annual Report for its fiscal year ended December 31, 2014 included in the Securities Filings (the “Form 10-K”), and there are no contracts, commitments, understandings or arrangements by which Buyer is or may become bound to redeem a security of Buyer (ii) Buyer has no stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (iii) there are no outstanding options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase or acquire, any shares of capital stock of Buyer or contracts, commitments, understandings, or arrangements by which Buyer is or may become bound to issue any shares of capital stock of Buyer, or securities or rights convertible or exchangeable into shares of capital stock of Buyer. Except as required by law, including any federal securities rules and regulations, there are no restrictions upon the voting or transfer of any of the shares of capital stock of Buyer pursuant to its Organizational Documents or other governing documents or any agreement or other instruments to which Buyer is a party or by which it is bound.

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(c) The Stock Consideration and, when and if issuable, the Contingent Consideration are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and encumbrances other than restrictions on transfer provided for in this Agreement.

(d) On or before the Closing Date, the Buyer intends to consummate a reverse split of its issued and outstanding shares of Buyer Common Stock and any outstanding Common Stock Equivalents of the Buyer (the “Reverse Stock Split”). Such extent of such Reverse Stock Split will be determined by the Buyer in conjunction with the investment bank arranging for the Required Financing contemplated by Section 7.9 of this Agreement. As a result of such Reverse Stock Split, the Buyer has reserved and will have reserved a sufficient number of shares of Buyer Common Stock for issuance of the Stock Consideration and the Contingent Consideration. The Conversion Price of the Stock Consideration shall be appropriately and equitably increased, and the number of Conversion Shares issuable upon conversion of the Protea Series A Preferred Stock shall be appropriately and equitably reduced upon consummation of the Reverse Stock Split. For the avoidance of doubt, if, immediately prior to the Reverse Stock Split, the Conversion Price in effect is $0.40 per share and the number of Conversion Shares is therefore 14,251,353 shares of Buyer Common Stock, should the Buyer consummate a 1:10 Reverse Stock Split, upon consummation of such Reverse Stock Split, the new Conversion Price would be $4.00 per share, and the adjusted number of Conversion Shares would be 1,425,134 Conversion Shares.

SECTION 5.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

SECTION 5.5. Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Selling Shareholder could become liable or obligated.

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SECTION 5.6. Legal Compliance. The Buyer has complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or to the Knowledge of the directors and officers of the Buyer commenced against any of them alleging any failure so to comply with respect to the transactions contemplated by this Agreement.

SECTION 5.7. Litigation. Schedule 5.7 sets forth each instance in which the Buyer (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of the directors and officers (and employees with responsibility for litigation matters) of the Buyer, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator as a result of the transactions contemplated by this Agreement. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 5.7 would reasonably be expected to result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Buyer. The directors and officers (and employees with responsibility for litigation matters) of the Buyer have no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or to the Knowledge of the directors and officers (and employees with responsibility for litigation matters) of the Buyer, threatened against the Buyer.

SECTION 5.8. Accuracy of Statements. Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Buyer to Selling Shareholders or any representative or Affiliate of Selling Shareholders in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

SECTION 5.9 Intellectual Property.

(a) All registrations and applications for registration of all Owned Intellectual Property and all Licensed Intellectual Property (collectively, the “Protea Intellectual Property”) and applications in process for the Owned Intellectual Property and the Licensed Intellectual Property are included in the Securities Filings or have been identified by the Buyer to the Selling Parties. All of the registrations and applications for registration of the Protea Intellectual Property are valid, subsisting and in full force and effect, and all actions and payments necessary for the maintenance and continuation of such Protea Intellectual Property have been taken or paid. Buyer owns or possesses sufficient legal rights to use all of the Protea Intellectual Property.~~.~~

(b) To the knowledge of the Buyer, the business as currently conducted and as proposed to be conducted by the Protea Entities has not and will not constitute any infringement of the Intellectual Property rights of any other Person. To the knowledge of the Buyer, the development of product candidates and the use, manufacture or sale of the Buyer products based on the Protea Intellectual Property does not, and will not, infringe the Intellectual Property rights of any third Person. To the knowledge of the Buyer, no employee or agents of the Buyer have misappropriated the Intellectual Property rights of any Person.

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(c) There are no outstanding options or other rights to acquire any Protea Intellectual Property. To the knowledge of the Buyer, each licensor of the Licensed Intellectual Property is the sole and exclusive owner of such Licensed Intellectual Property and has the sole and exclusive right and authority to grant licenses to such Licensed Intellectual Property.

(d) Buyer has not received any communications alleging or suggesting that it has violated or, by conducting its business as currently conducted or proposed to be conducted, would infringe or misappropriate any of the Intellectual Property rights of any other Person.

(e) No Protea Intellectual Property is subject to any interference, reissue, reexamination, opposition or cancellation proceeding or any other Legal Proceeding or subject to or otherwise bound by any outstanding order or contract (other than in the case of any Licensed Intellectual Property, the license agreement or other contract pursuant to which the Buyer licenses the rights to such Licensed Intellectual Property) that restricts in any manner the use, transfer or licensing thereof by Buyer or may affect the validity, use or enforceability of such Protea Intellectual Property . Buyer has no knowledge of any fact or circumstance that would render any portion of the Protea Intellectual Property invalid or unenforceable.

(f) Buyer has the right to: (i) bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of any Protea Intellectual Property owned or licensed by Buyer, injury to goodwill associated with the use of any such Protea Intellectual Property, unfair competition or trade practices violations of and other violation of such Protea Intellectual Property; and (ii) with respect to the Protea Intellectual Property owned exclusively by Buyer, receive all proceeds from the foregoing set forth in subsection (a) hereof, including, without limitation, licenses, royalties income, payments, claims, damages and proceeds of suit.

(g) The execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense, agreement or permission: (a) relating to or affecting any Protea Intellectual Property; or (b) pursuant to which Buyer is granted a license or otherwise authorized to use any third party Intellectual Property.

(h) To the knowledge of the Buyer, no Person is infringing, violating, misappropriating or making unauthorized use of any of the Protea Intellectual Property.

SECTION 5.10 Permits; Regulatory. No Regulatory Approval or Consent of, or any designation, declaration or filing with, any Governmental or Regulatory Authority or any other Person is required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents (including, without limitation, the issuance of the Units), except such Regulatory Approvals, Consents, designations, declarations or filings that have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing as will be filed in a timely manner. Buyer has all franchises, Permits, licenses and any similar authority necessary for the conduct of its business as now being conducted.

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SECTION 5.11 Offering Valid. Assuming the accuracy of the representations and warranties of the Selling Shareholders and the Company contained in this Agreement, the offer, sale and issuance of the Units will be exempt from the registration requirements of the Securities Act,, and will be exempt from registration and qualification under applicable state securities laws.

SECTION 5.12 Securities Filings..

(a) The Buyer is has made all filings required to be made by it with the United States Securities and Exchange Commission (“SEC”) under the Securities Act and the Securities Exchange Act, and all of such Securities Filings are available for review by the Selling Shareholders and their legal and financial representatives on the website of the SEC at www.sec.gov, (“search for company filings”) under the name “Protea Biosciences. Such Securities Filings include true and complete copies of all material contracts, licenses, Intellectual Property and corporate documents applicable to the Buyer. All of the disclosures set forth in the Securities Filings are true and complete in all material respects and, does not, and if furnished after the date of this Agreement and before the Closing Date, shall not, contain any untrue statement of material fact or fail to state any material fact necessary to make such statement not misleading.

(b) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Securities Exchange Act nor has the Buyer received any notification that the SEC is contemplating terminating such registration.

SECTION 5.13 Foreign Payments; Undisclosed Contract Terms. To the knowledge of the Buyer, it has not made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations promulgated thereunder. To the knowledge of the Buyer, there are no understandings, arrangements, agreements, provisions, conditions or terms relating to, and there have been no payments made to any Person in connection with any agreement, contract, commitment, lease or other contractual undertaking of Buyer which are not expressly set forth in such contractual undertaking.

SECTION 5.14 Accuracy of Statements. Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Buyer to Selling Shareholders or any representative or Affiliate of Selling Shareholders in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

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SECTION 5.15 Certificate of Designations. The Certificate of Designations is in accordance with the Certificate of Incorporation of the Buyer and nothing in the Certificate of Incorporation of the Buyer conflicts with or overrides any provision of the Certificate of Designations.

ARTICLE VI

COVENANTS

SECTION 6.1. General. Each of the parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII below).

SECTION 6.2. Notices and Consents. The Selling Shareholders will cause the Company to give any notices to third parties, and will cause the Company to obtain any third party consents, that the Buyer may reasonably request. Each of the parties will (and the Selling Shareholders will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 4.3 and 5.3 above.

SECTION 6.3. Operation of Business. From the date of this Agreement until the Closing Date, the Company shall be operated in the Ordinary Course of Business and each of the Selling Shareholders and the Company shall use commercially reasonable efforts to preserve intact the present business organization and personnel of the Company, preserve the Company Business relationships with other Persons material to the operation of the Company, and not permit any action or omission which would cause any of the representations or warranties of the Company contained herein to become inaccurate or any of the covenants of the Company to be breached. Without limiting the generality of the foregoing, except as set forth in Schedule 6.3, prior to the Closing, the Company will not, without the prior written consent of the Buyer:

(a) incur any obligation or enter into any Contract, other than in the Ordinary Course of Business, which (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000 and (ii) has a term of, or requires the performance of any obligations by the Company over a period in excess of six months;

(b) take any action, or enter into or authorize any Contract or transaction involving more than $25,000 and outside the Ordinary Course of Business, other than any transactions contemplated by this Agreement;

(c) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties other than in the Ordinary Course of Business;

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(d) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value involving more than $25,000 and outside the Ordinary Course of Business;

(e) make any changes in its accounting systems, policies, principles or practices;

(f) enter into, authorize, or permit any transaction with any Selling Shareholder or any Affiliate thereof, or enter into any Contract relating to compensation or benefits with any Person, or, other than in the Ordinary Course of Business, modify any compensation amounts or levels of any officer or employee;

(g) except as required for the transactions contemplated in this Agreement, change or amend its articles of incorporation or code of regulations;

(h) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company, or amend any of the terms of any such capital stock or other securities, except as required for the transactions contemplated in this Agreement;

(i) except as required for the transactions contemplated in this Agreement, split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in property other than cash in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Company;

(j) make any borrowings, incur any debt, or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the Ordinary Course of Business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness in excess of $25,000 (other than trade payables and accrued expenses in the Ordinary Course of Business and consistent with past practice);

(k) make any loans, advances or capital contributions to, or investments in, any other Person;

(l) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, manager, officer or employee, or increase in any manner the compensation or fringe benefits of any director, manager, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

(m) acquire, lease, encumber or otherwise impose a Lien on any assets, whether tangible or intangible;

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(n) authorize or make any capital expenditures which individually or in the aggregate are in excess of $25,000;

(o) make any Tax election or settle or compromise any federal, state, local or foreign income Tax Liability, or waive or extend the statute of limitations in respect of any such Taxes;

(p) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability against the Company or any of its directors, managers, officers, employees or agents;

(q) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any agreement, or pay any amount not required by Law or by any Contract; or

(r) other than overnight deposits or money market instruments and investments existing on the date hereof, make any investments with cash or the proceeds of existing investments.

SECTION 6.4. Full Access. The Selling Shareholders will permit and cause the Company to permit, representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Company and shall make the officers and employees of the Company available to the Buyer and its representatives as the Buyer and their representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company to take any actions that would disrupt the normal course of its business or violate the terms of any agreement to which the Company is bound or any applicable Law or regulation. The Buyer and the Buyer’s representatives will not use any of the Confidential Information that they receive from the Company except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, the Buyer and the Buyer’s representatives will return to the Company all tangible embodiments (and all summaries and copies, including electronically stored information) of the Confidential Information that they receive from the Company or copied from Confidential Information received from the Company which are in its possession and will only use such Confidential Information in the defense of any litigation related to this Agreement; provided, however, that the Buyer and the Buyer’s representatives shall not be responsible for the confidentiality of any information (i) which, at the time of disclosure, is available publicly, through no fault of the Buyer (ii) which, after disclosure, becomes available publicly through no fault of the Buyer, or (iii) which the Buyer knew or to which the Buyer had access prior to disclosure.

SECTION 6.5. Exclusivity. The Selling Shareholders will not (and the Selling Shareholders will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Selling Shareholders will not vote their Subject Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Selling Shareholders will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

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SECTION 6.6. Efforts.

(a) Subject to the terms and conditions hereof, each party hereto shall use all reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. An undertaking of a Person under this Agreement to use such Person’s best efforts shall not require such Person to incur unreasonable expenses or obligations in order to satisfy such undertaking.

(b) The Selling Shareholders, the Company and the Buyer will, as promptly as practicable (i) make the required filings with, and use their respective best efforts to obtain all required authorizations, approvals, consents and other actions of, governmental Authorities and (ii) use their respective best efforts to obtain all other required consents of other Persons with respect to the transactions contemplated hereby.

(c) The Buyer will use its best efforts to obtain the financing necessary to consummate the transactions contemplated by Section 7.9 hereof.

SECTION 6.7. Maintenance of Insurance. The Company will continue to carry its existing insurance through the Closing Date, and shall not allow any material breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business) of such insurance policies or agreements to occur or exist.

SECTION 6.8. Notice and Supplemental Information. Brandt and the Company and the Buyer shall each give prompt notice to the other parties of any material adverse development causing a breach of any of its own representations and warranties in Articles III, IV and V respectively. In addition, the Selling Shareholders and the Company will, from time to time, as necessary, within a reasonable period of time preceding the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Schedules, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein. If Brandt or the Company supplement or amend the Schedules with facts or circumstances that would reasonably be expected to have a Material Adverse Effect on the Company, the sole remedy of the Buyer under this Agreement shall be termination of the Agreement as provided for in Section 11.1(e).

SECTION 6.9. Employment Agreement. The Company, the Buyer and Brandt shall enter into the Employment Agreement annexed hereto as Exhibit B-1, the Company and Sabine Brandt shall enter into the Employment Agreement annexed hereto as Exhibit B-2, and the other employees shall enter into the other Employment Agreements with the Company referred to herein..

SECTION 6.10. Escrow Agreement. Each of the parties hereto and the Escrow Agent shall enter into the Escrow Agreement.

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SECTION 6.11 Option Holders Letter. The Company and the Selling Shareholders will endeavor to procure that each of the Option Holders shall execute and deliver to the Buyer the Option Holders Letter, pursuant to which, among other things, the Option Holders shall agree to exercise their Company Options for 4.71% of the Fully-Diluted Company Capital Shares, and receive on the Closing Date from the Buyer their agreed portion of the Fixed Consideration and any Contingent Consideration when issued, or cash in lieu of any Stock Consideration.

SECTION 6.12 Public Announcements. The Selling Shareholders, the Company and the Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and no party shall, without the prior written consent of the others, issue any such press release or make any such public statement, except as may be required by applicable Law.

SECTION 6.13. Consistent Tax Reporting. The Selling Shareholders, the Company and the Buyer shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state, local or foreign Tax. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

SECTION 6.14. Termination of Shareholder Agreements. Prior to or at the Closing the Company shall cause the termination, and render void and of no effect, (i) any existing shareholder agreements between or among holders of Subject Shares and the Company effecting the ownership or disposition of the capital stock of the Company and (ii) any options or warrants to purchase or rights to subscribe for, any capital stock of the Company to which the Company is a party and which has not been previously exercised, canceled or redeemed. Without limiting the foregoing, the Selling Shareholders and the Company will prior to or at the Closing terminate the Shareholders Agreement of original date 8 January 2008, as amended, between the Selling Shareholders, the Company and other parties, and SALSA and RMIT will not at any time prior to the termination of that Shareholders Agreement exercise any put option, or other option, in relation to shares of the Company in accordance with that Shareholders Agreement.

SECTION 6.15. Resignation of Officers and Directors. The Selling Shareholders shall cause each officer and member of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company, if so requested by Buyer, to tender his or her resignation from such position effective as of the Closing.

SECTION 6.16. Transition. The Selling Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Selling Shareholders will refer all customer inquiries relating to the Business of the Company to the Buyer from and after the Closing.

SECTION 6.17. Confidentiality. The Selling Shareholders will, and will cause the Company to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and the Business of the Company, and, in the event of a Closing, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that any Selling Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Selling Shareholder will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.18. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Selling Shareholder may disclose the Confidential Information to the tribunal; provided, however, that such Selling Shareholder shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

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SECTION 6.18. Restrictive Covenants.

(a) Brandt acknowledges that he has a special knowledge of the Company Business and the proprietary and confidential information included in the Company Business, and that the Buyer is making a considerable investment in the Company Business from which Brandt has benefitted. In consideration of this Agreement and such investment and benefit, and as an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated herein, Brandt hereby agrees that, for a period of five years after the Closing Date, he shall not, directly or indirectly through any Affiliate, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business that directly or indirectly competes with the Company Business or the Buyer Business as at the date of this Agreement (each a “Competitive Business”); provided, however, that Brandt may own less than 1% of any outstanding class of securities registered pursuant to the Securities Exchange Act, as amended, of an issuer that is a Competitive Business.

(b) For a period of five years following the Closing Date, Brandt will not, without the express prior written approval of the Board of Directors of the Buyer, (A) directly or indirectly recruit, solicit or otherwise induce or influence any sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with the Company or the Buyer, to discontinue, reduce or adversely modify such employment, agency or business relationship with the Buyer or the Company as it relates to the Businesses as conducted by the Company or the Buyer after the Closing Date, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by the Buyer or the Company. Notwithstanding the foregoing, nothing herein shall prevent Brandt from providing a letter of recommendation to an employee with respect to a future employment opportunity.

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(c) For a period of five years following the Closing Date, Brandt will not, without the express prior written approval of the Board of Directors of the Buyer, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of the Buyer or the Company to discontinue, reduce or modify such business relationship with the Buyer or the Company.

(d) Brandt agrees that the violation or threatened violation of any of the provisions of this Section 6.18 shall cause immediate and irreparable harm to the Buyer and that the damage to the Buyer will be difficult or impossible to calculate with precision. Therefore, in the event Brandt violates this Section 6.18, an injunction restraining such Person or his Affiliate from such violation may be entered against such Person or his Affiliate in addition to any other relief available to the Buyer.

(e) If, at the time of enforcement of any provision of this Section 6.18, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.

SECTION 6.19. Guaranty of Employment. Without limiting the requirements for the Company to enter into the Employment Agreements, all of the members of the Management and all other mid-level employees of the Company shall, subject to any legislative requirements in any applicable jurisdiction, be guaranteed continued employment with the Company for a period of two (2) years following the Closing Date at their current levels of compensation, subject to such increases as the board of directors of the Company may determine following the Closing Date.

SECTION 6.20 Registration of Stock Consideration; “Market Stand-Off” Agreement; Reports Under Securities Exchange Act.

(a) Not later than ninety (90) days following the Closing Date the Buyer shall file with the SEC a registration statement on Form S-1 or Form S-3, as applicable, to register for resale under the Securities Act, (i) the Conversion Shares issuable upon any optional or mandatory conversion of the shares of Protea Series A Preferred Stock issued to the Selling Shareholders as Stock Consideration or of the shares of Protea Series A Preferred Stock issued or issuable to the Selling Shareholders as a dividend on the shares of Protea Series A Preferred Stock issued to the Selling Shareholders as Stock Consideration and (ii) any shares of Buyer Common Stock issued or issuable to the Selling Shareholders as Contingent Consideration (the “Resale Registration Statement”), and shall use its best efforts to cause such Resale Registration Statement to be declared effective by the SEC as soon thereafter as is practicable and, upon request of Selling Shareholders holding at least 2% of the shares of Buyer Common Stock originally covered by the Resale Registration Statement (in the case of a registration of shares that are intended to be offered on a continuous or delayed basis), to keep the Resale Registration Statement effective until all shares of Buyer Common Stock covered by the Resale Registration Statement are sold, subject to compliance with applicable SEC rules. Without limiting the generality of the preceding obligations, the Buyer shall, as expeditiously as reasonably possible: (A) prepare and file with the SEC such amendments and supplements to the Resale Registration Statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement; (B) furnish to the Selling Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Selling Shareholders may reasonably request in order to facilitate their disposition of their shares of securities covered by the Resale Registration Statement; (C) use its best efforts to register and qualify the securities covered by the Resale Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by any of the Selling Shareholders (provided that the Buyer shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act); (D) use its best efforts to cause all securities covered by the Resale Registration Statement to be listed on a United States Securities Exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Buyer are then listed; (E) provide a transfer agent and registrar for all securities registered pursuant to this Agreement and provide a CUSIP number for all such securities, in each case not later than the effective date of such registration; (F) notify each Selling Shareholder, promptly after the Buyer receives notice thereof, of the time when the Resale Registration Statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and (G) after the Resale Registration Statement becomes effective, notify each Selling Shareholder of any request by the SEC that the Buyer amend or supplement such registration statement or prospectus.

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(b) If requested by any underwriter or placement agent engaged by the Buyer to provide the Required Financing, each of the Selling Shareholders shall, as a condition to the effectiveness of any such Resale Registration Statement, agree in writing with the Buyer not to publicly resell any of their shares of Stock Consideration for a period of six (6) months following the Closing Date; provided however that such obligation shall be applicable to the Selling Shareholders only if all officers and directors of the Buyer, and all stockholders individually owning more than 5% of the outstanding shares of Buyer Common Stock are subject to the same restrictions (after giving effect to conversion into Buyer Common Stock of all outstanding convertible securities).

(c) All expenses (other than selling commissions and stock transfer taxes applicable to the sale of securities covered by the Resale Registration Statement) incurred in connection with registrations, filings, or qualifications pursuant to this Agreement, including but not limited to all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of counsel for the Selling Shareholders, shall be borne and paid by the Company.

(d) On the Closing Date, each of the Selling Shareholders and Protea shall execute and deliver to each other the Indemnification Agreement in the form of Exhibit E annexed hereto and made a part hereof.

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(e) With a view to making available to the Selling Shareholders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Selling Shareholder to sell securities of the Buyer to the public without registration or pursuant to a registration on Form S-3, the Buyer shall:

(i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the Closing Date;

(ii) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Securities Exchange Act; and

(iii) furnish to any Selling Shareholder, so long as the Selling Shareholder owns any securities covered (or intended to be covered) by the Resale Registration Statement, forthwith upon request (A) to the extent accurate, a written statement by the Buyer that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Securities Exchange Act (at any time the Buyer has been subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Buyer so qualifies); (B) a copy of the most recent annual or quarterly report of the Buyer and such other reports and documents so filed by the Buyer; and (C) such other information as may be reasonably requested in availing any Selling Shareholder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Buyer so qualifies to use such form).

SECTION 6.21 Post-Closing Covenants. In addition to the post-Closing covenant set forth in Section 6.20, the Selling Shareholders, the Company and the Buyer agree as follows with respect to the period following the Closing:

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX). From and after the Closing, the Buyer will be entitled to access all documents, books, records, agreements, and financial data of any sort relating to the Company.

(b) In the event and for so long as any party hereto actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties hereto will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX).

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ARTICLE VII

CONDITIONS TO OBLIGATION OF BUYER

The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

SECTION 7.1. Representations and Warranties True as of Closing Date. The representations and warranties set forth in Articles III and IV shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 7.2. Compliance with Covenants. The Selling Shareholders and the Company shall have performed and complied with all of the covenants hereunder in all material respects through the Closing.

SECTION 7.3. Consents. The Company shall have procured all of the third party consents specified in Sections 4.3 and 6.2 above.

SECTION 7.4. Actions or Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Subject Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

SECTION 7.5. No Material Adverse Effect and Closing Certificate.

(a)	As at the Closing Date no Material Adverse Effect in respect of the Company shall have occurred and shall be continuing.

(b)	At the Closing, Brandt shall have delivered to the Buyer a certificate, in his capacity as Chief Executive Officer and Managing Director of the Company to the effect that each of the conditions specified above in Sections 7.1-7.4 is satisfied in all respects, and that no Material Adverse Effect has occurred and is continuing.

SECTION 7.6. Financial Condition at Closing. All of the following financial conditions shall exist as of December 31, 2014:

(a) the working capital (excess of current assets over current liabilities) of the Company at the Closing Date will not be less than 75% of the average amount of the working capital of the Company for the months of October, November and December 2014 as set forth in the Statement of Financial Position of the Company as at December 31, 2014 as contained in Schedule 4.7 hereto; and

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(b) the mix of assets and liabilities of the Company and its consolidated Subsidiaries shall be substantially the same as at December 31, 2014.

SECTION 7.7 Resignations. The Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than Brandt.

SECTION 7.8 Due Diligence Investigation. On or before March 15, 2015, the Buyer and its legal and financial representatives shall have conducted a due diligence investigation of the financial and legal affairs of the Company and its Subsidiaries; which shall be satisfactory to the Buyer and its representatives in the exercise of their reasonable discretion (the “Due Diligence Investigation”). In the event that the Buyer shall notify the Selling Shareholders that as it elects to terminate this Agreement by reason that the Due Diligence Investigation was not satisfactory, absent bad faith by the Buyer, this Agreement shall terminate and no party shall have any further liability or obligation to the other, provided however that, unless a Material Adverse Effect in respect of the Company or its subsidiaries shall have occurred and be continuing, the Break-up Fee will be paid to the Company and SALSA in accordance with Section 7.9(e). In the event that (a) the Buyer shall, on or before a date which shall be not later than 30 days from the date of execution of this Agreement, notify the Selling Shareholders that it has completed a satisfactory Due Diligence Investigation, or (b) the Buyer fails to notify the Selling Shareholders of its intention to terminate this Agreement by close of business at 5:00 p.m. (Central Standard Time) on a date which shall be not later than 30 days from the date of execution of this Agreement, for all purposes of this Agreement, it shall be deemed that Buyer has completed a satisfactory Due Diligence Investigation and the provisions of and conditions set forth in this Section 7.8 shall be deemed to have been fully satisfied.

SECTION 7.9. Required Financing Contingency; Break-Up Fee.

(a) On or before the Outside Closing Date, the Buyer shall have obtained, on terms and conditions which are commercially reasonable and acceptable to the board of directors of the Buyer, not less than Ten Million ($10,000,000) Dollars of debt and/or equity financing (the “Required Financing”); being such aggregate cash amount that is required by the Buyer to (a) consummate the transactions contemplated by this Agreement, and (b) fund the working capital requirements of the Buyer after the Closing.

(b) The Buyer must diligently proceed and use reasonable commercial efforts to obtain the Required Financing.

(c) The Buyer will not in the course of obtaining Required Financing, or otherwise prior to the Closing Date make, cause or effect any stock dividends payable in shares of Buyer Common Stock.

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(d) The Buyer shall keep the Company and the Selling Shareholders informed of the progress of the fund raising and actions taken to obtain the Required Financing, and the prospects of success of the Required Financing.

(e) In the event that by the Outside Closing Date, the Buyer shall have been unable to have obtained such Required Financing for any reason, other than a Material Adverse Effect in respect of the Company, it shall pay to the Company and SALSA an amount to reimburse the Company and SALSA for their legal and related professional fees incurred in connection with the transactions contemplated by this Agreement, of USD $100,000 (the “Break-up Fee”). The Break-up Fee will be paid to the Company and SALSA from the Deposit in accordance with Section 2.2(d) pro-rata in proportion to the amount of their respective legal and related professional fees, to be established to the reasonable satisfaction of Company Counsel, provided that the amount of legal fees and related professional fees of SALSA shall not exceed $50,000.

SECTION 7.10. Employment Agreements. The Company shall have entered into the Employment Agreements.

SECTION 7.11. Termination of Certain Agreements. The Selling Shareholders shall have, and the Selling Shareholders shall have caused their Affiliates and the Company to, and that the Company and its Affiliates shall have, effective as of the Closing, without any cost to the Company, terminated, rescinded, canceled and rendered void and of no effect any and all Contracts between the Company on the one hand and any Selling Shareholder or any Affiliate thereof (other than the Company) on the other hand. The Selling Shareholders agree that effective as of the Closing, all rights of any Selling Shareholder or any Affiliate thereof or any Affiliates of the Company to indemnification by the Company (whether by Contract, code of regulations, Law or otherwise) are terminated, void, of no effect and unenforceable by them except as may arise pursuant to this Agreement.

SECTION 7.12. Insurance. Buyer shall be satisfied as to the availability and cost of adequate and reasonable insurance covering the business and assets of the Company.

SECTION 7.13. Contracts. None of the material Contracts entered into by the Company shall be breached or subject to termination, modification or change as a result of the transactions contemplated by this Agreement, and none of the customers of the Company shall have stated or indicated their determination or intention to reduce or otherwise adversely change their orders or business.

SECTION 7.14. Documents. All actions to be taken by the Selling Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

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ARTICLE VIII

CONDITIONS TO OBLIGATION OF THE SELLERS

The obligation of the Selling Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

SECTION 8.1. Representations and Warranties True as of Closing. The representations and warranties set forth in Article V shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 8.2. Compliance with Covenants. The Buyer shall have delivered all of the Fixed Consideration and performed and complied with all of its covenants hereunder in all material respects through the Closing.

SECTION 8.3. Actions or Proceedings. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

SECTION 8.4. Certificate. The Buyer shall have delivered to the Selling Shareholders a certificate to the effect that each of the conditions specified above in Sections 8.1 - 8.3 is satisfied in all respects.

SECTION 8.5. Documents. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Selling Shareholders.

ARTICLE IX

SURVIVAL AND REMEDY; INDEMNIFICATION

SECTION 9.1. Survival of Representations and Warranties. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (a) the representations and warranties contained in Article III and Sections 4.1, 4.2, 4.3, 4.4, 5.1, 5.2, 5.3 and 5.4 of this Agreement shall survive the Closing and continue in full force and effect for 7 years from the Closing Date; (b) the representations and warranties of the Selling Shareholders and the Company contained in Sections 4.11, 4.25 and the covenants set forth in Section 10.6 of this Agreement shall survive the Closing and continue in full force and effect until the expiration of 7 years from the Closing Date; and (c) all other representations and warranties, and the related agreements of the Selling Shareholders, the Company and the Buyer to indemnify each other set forth in this Article IX, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of, eighteen (18) months from the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (the “Indemnification Period”).

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SECTION 9.2. Indemnification by the Selling Stockholders.

(a) By the Trust and Brandt. In the event that, during the Indemnification Period there is (i) a breach (or an alleged breach) of any of the representations or warranties set forth in Article III or Article IV that is made by, or any breach of or failure to perform any covenant, agreement or obligation of, the Company or any Selling Shareholder in this Agreement or any other document contemplated hereby, or in any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement, (ii) any Liabilities, Adverse Consequences or remediation, clean-up or similar obligations or costs under Environmental Laws and relating to the Business and activities or the ownership, operation or lease by the Company of facilities in respect of any periods prior to the Closing, or (iii) any demands, assessments, judgments, costs and reasonable legal and other expenses or other Adverse Consequences arising from, or in connection with, any investigation, action, suit, proceeding or other claim incident to any of the foregoing and, if there is an applicable survival period pursuant to Section 9.1, then, in each case, provided that the Buyer make a written claim for indemnification against the Company within such survival period, the Company, Brandt and the Trust (the “Company Indemnifying Parties”) hereby agree (subject to the limitations set forth in this Section 9.2(c)) to, jointly and severally, indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer through and after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) of the foregoing;

(b) By SALSA and RMIT. Subject to the provisions of Section 9.2(c) (including any applicable threshold and ceiling provisions), SALSA and RMIT severally (not jointly and severally) agree to indemnify the Buyer, from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach (or an alleged breach) ONLY with respect to the representations or warranties of SALSA and RMIT set forth in Article III.

(c) Threshold and Indemnity Cap. except for breaches of the representations and warranties that would constitute fraud in the inducement, neither the Company Indemnifying Parties nor SALSA or RMIT shall have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) by the Company or any of such Selling Shareholders, until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold (at which point the Company Indemnifying Parties will be obligated to indemnify the Buyer from and against all such Adverse Consequences) and (B) there will be a $3,000,000 aggregate ceiling on the obligation to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, or relating to, the items identified in this Article IX; provided, that the payment of any amounts owed to the Buyer shall be made only in accordance with the provisions of Section 9.6 below.

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(d) Limit of Liability to Indemnify. Other than by reason of any proven fraud, the liability of each of the Selling Shareholders, the Trust and Brandt for any breach of this Agreement or any representation or warranty under or pursuant to this Agreement and for any Adverse Consequences arising therefrom to the Buyer or any Associate of the Buyer shall be absolutely and solely limited to indemnification pursuant to Article VIII of this Agreement and no further action, claim or proceeding may be brought or made by the Buyer for or arising from any breach or non-performance of this Agreement to any warranty or representation made by the Selling Parties, the Trust or Brandt.

SECTION 9.3. Indemnification by the Buyer. Provided that the Selling Shareholders make a written claim for indemnification against the Buyer within the survival period set forth in Section 9.1, the Buyer agrees to indemnify the Selling Shareholders against, and agrees to hold them harmless from, any and all Adverse Consequences the Selling Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Selling Shareholders may suffer through and after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach of or any inaccuracy in any representation or warranty made by the Buyer pursuant to this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; (ii) any breach of or failure by the Buyer to perform any agreement, covenant or obligation of the Buyer set out in this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; and (iii) any obligations and Liabilities in respect of the Company from and after the Closing Date.

SECTION 9.4. Third-Party Claims.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. For purposes of this Section 9.4, in all instances where the Indemnifying Party would be the Company or any Selling Shareholder, the term “Indemnifying Party” shall be limited to the Management Selling Shareholders.

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(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied in the reasonable judgment of the Indemnified Party, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

SECTION 9.5. Other Indemnification Provisions.

(a) The liability of any party under this Article IX shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on a party’s fraudulent acts or omissions. None of the provisions of this Agreement shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

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(b) Each Selling Shareholder hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he or she was a director, manager, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, member, trustee, director, manager, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Selling Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable Law, or otherwise).

(c) Indemnification claims shall be reduced, by and to the extent, that an Indemnified Party shall be entitled to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnified Party, net of any increased premiums or similar costs arising out of the making of such claims against such arrangements; provided, however, that indemnification claims shall not be reduced by Tax benefits, if any.

(d) The Buyer shall have the right to offset indemnification amounts due either of them or from the Company Indemnifying Parties pursuant to this Agreement against payments due to the Company Indemnifying Parties pursuant to this Agreement or any other agreement between the Buyer and any Company Indemnifying Party.

SECTION 9.6. Payment of Indemnified Amounts. Buyer agrees that to the fullest extent permitted by Law, after the Closing and with respect to any claim or cause of action asserted by Buyer relating to or arising from breaches of the representations, warranties or covenants of the Company or the Selling Shareholders contained in this Agreement, Buyer will first take any amounts owed to the Buyer by the Company Indemnifying Parties, SALSA or RMIT, as applicable, pursuant to this Article IX from the Holdback Amount. The Holdback Amount shall be the Buyer’s sole and exclusive remedy until the Holdback Amount is completely depleted, at which point the Buyer shall look to collect any additional amounts owed hereunder from the Company Indemnifying Parties, SALSA or RMIT, as applicable, only from the Stock Consideration or the net proceeds from the sale of such Stock Consideration.

ARTICLE X

TERMINATION

SECTION 10.1. Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

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(a) the Buyer and the Selling Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) either the Buyer or the Selling Shareholders may terminate this Agreement in accordance with Section 2.2(c) of this Agreement;

(c) the Buyer may terminate this Agreement on or before a date which shall be thirty (30) days from the date of execution of this agreement, by giving written notice to the Selling Shareholders, if the Buyer is not reasonably satisfied with the results of its Due Diligence Investigation pursuant to Section 7.8;

(d) the Buyer may terminate this Agreement by giving written notice to the Selling Shareholders at any time prior to the Closing (A) in the event any Selling Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Selling Shareholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Closing Date by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(e) the Selling Shareholders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event that the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Selling Shareholders have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Closing Date, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from any Selling Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(f) the Buyer may terminate this Agreement by giving written notice to the Selling Shareholders at any time prior to the Closing in the event: (i) the Selling Shareholders or the Company supplement or amend the Schedules with facts or circumstances that would reasonably be expected to have a Material Adverse Effect on the Company or (ii) a Material Adverse Effect on the Company between the date hereof and the Closing Date shall have occurred and is continuing.

SECTION 10.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate other than those set forth in Sections 6.4 and 6.18, without any Liability of any party to any other party (except for any Liability of any party then in breach or its representations, warranties and covenants herein).

ARTICLE XI

MISCELLANEOUS

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SECTION 11.1. Expenses. Each party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 11.2. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Selling Shareholders; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure).

SECTION 11.3. No Third-Party Beneficiaries. Subject to the provisions of Section 11.5, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

SECTION 11.4. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 11.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Selling Shareholders; provided, however, that the Buyer may, upon prior written notice (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) grant a security interest in respect of its rights hereunder to its lenders.

SECTION 11.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SECTION 11.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to the Company to:

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vivoPharm LLC 1214 Research Road Hummelstown PA 17036, USA Attn. Dr; Ralf Brandt Email: ralf.brandt@vivopharm.com Facsimile: +1 (717) 724-5390 Mobile: +1 (415) 937 24 38	vivoPharm Pty Ltd. Level 3, Suite 29 240 Plenty Road Bundoora VIC 3085, Australia Email: Ralf.brandt@vivopharm.com.au Facsimile: +61 3 9925 7020 Mobile: +1 439 433 425

(b)	If to the Selling Shareholders, to the addresses set forth in the Company’s records:

with a copy (which shall not constitute notice) to:

(c) If to the Buyer, addressed as follows:

Protea Biosciences Group, Inc.

955 Hartman Run Road

Morgantown, West Virginia 26505

Attention: Stephen Turner, CEO

Email: stephen.turner@proteabio.com

Facsimile No.: (304) 292-7101

with a copy (which shall not constitute notice) to:

CKR Law, LLP

1330 Avenue of the Americas, 35th floor

New York, New York 10019

Attention: Stephen A. Weiss, Esq.

Email: sweiss@ckrlaw.com

Facsimile No.: (212) 400-6901

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

SECTION 11.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of Australia (Victoria) without giving effect to any choice or conflict of Law provision or rule (whether of the Laws of Australia (Victoria) or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Laws of Australia (Victoria).

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SECTION 11.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Selling Shareholders. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 11.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

SECTION 11.13. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 11.14. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of Sections 6.4, 6.5, 6.10, 6.18, 6.19 and 6.21 of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the aforementioned provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 11.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

SECTION 11.15. Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Pennsylvania, United States or Victoria, Australia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.8 above. Nothing in this Section 11.15, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PROTEA BIOSCIENCES GROUP, INC.

By:
Stephen Turner, President and CEO

vivoPHARM PTY LTD pursuant to Section 127 of the Corporations Act 2001 (Cth)

By:
Dr. Ralf Brandt, Director

[Name] Director

RALF BRANDT

THE BRANDT FAMILY TRUST

By:
Sabine Brandt, Trustee

SOUTH AUSTRALIAN LIFE SCIENCE
ADVANCEMENT PARTNERSHIP, LP
by its duly authorised manager and agent
TERRA ROSSA CAPITAL PTY LTD

By:
[Name], Director

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ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY

By:
_____________, Authorized Officer
in the presence of:

Witness

Name of Witness

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Exhibit D

__ 2015

Protea Biosciences Group, Inc.

955 Hartman Run Road

Morgantown, West Virginia 26505

Attention: Stephen Turner, CEO

Email: stephen.turner@proteabio.com

vivoPharm Pty Ltd.

Level 3, Suite 29

240 Plenty Road

Bundoora VIC 3085, Australia

Attn: Dr. Ralf Brandt, CEO

Email: ralf.brandt@vivopharm.com

Gentlemen:

I the undersigned individual (an “Option Holder”) do hereby covenant and agree with Protea Biosciences Group, Inc., a Delaware corporation (“Protea” or the “Buyer” and vivoPharm Pty Ltd a corporation organized under the laws of Australia (“the Company”)) as follows:

1.	The undersigned has received a copy of the Stock Purchase Agreement, dated of even date herewith (the “Purchase Agreement”) among Protea, Dr. Ralf Brandt (“Brant”), The Brandt Family Trust, a trust organized under the laws of Australia, Mrs. Sabine Brandt, trustee (the “Trust”), South Australian Life Science Advancement Partnership, LP, a limited partnership organized under the laws of Australia (“SALSA”), RMIT University, Australia (“RMIT”) and the Company.

2.	Unless otherwise defined in this letter, all capitalized terms when used herein shall have the same meaning as is defined in the Purchase Agreement.

3.	The undersigned has had an opportunity to review the Purchase Agreement and is satisfied in all respects with the terms and conditions thereof.

4.	I am an Option Holder and hold ______ Company Options for ________ Company Capital Shares,

5.	On or before the Closing Date under the Purchase Agreement I the undersigned shall exercise my individual Company Options for Company Capital Shares and on the Closing Date shall pay the Company the cash consideration payable under exercise of such Company Option, and I direct that the cash consideration payable for exercise of such Company Options be paid and deducted from the amount of any Cash Consideration payable to me on Closing.

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6.	On the Closing Date I shall receive from the Buyer my pro-rata portion of the Fixed Consideration, when issued, payable in a combination of cash and Stock Consideration, as determined by agreement between the Company and the undersigned, as follows:

Fixed Consideration

Cash: USD __________

Stock: __________

7.	In the event of the payment of any Contingent Consideration, if I hold Stock Consideration at the Contingent Consideration Payment Date, I will receive my pro-rata proportion of any Contingent Consideration in the proportion that the Stock Consideration I then hold bears to the total amount of the Stock Consideration.

8.	This letter constitutes an agreement of the parties who are signatories hereto and shall be governed by and construed in accordance with the domestic Laws of Australia (Victoria) without giving effect to any choice or conflict of Law provision or rule (whether of the Laws of Australia (Victoria) or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Laws of Australia (Victoria).

Very truly yours,

[Signature as appropriate]

___________________________

Kym Weir

____________________________

Brenton Wright

____________________________

Ian Nisbet

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_____________________________

Chris Holding

_____________________________

Joanne Chua

_____________________________

Peter Tabley

_______________________________

Mayet Petines

______________________________

Melanie Keller

ACCEPTED AND AGREED TO:

Protea Biosciences Group, Inc.

By:	Stephen Turner, CEO
Signature

vivoPharm Pty Ltd.

By:	Dr. Ralf Brandt, CEO
Signature

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